Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact

American Community Bancshares, Inc.

Mr. Randy P. Helton, President and CEO

Phone: 704-225-8444

AMERICAN COMMUNITY BANCSHARES, INC. ANNOUNCES

RESULTS FOR THE QUARTER ENDED JUNE 30, 2006

July 26, 2006. Charlotte, North Carolina: American Community Bancshares, Inc. (NASDAQ Stock Market: ACBA), the holding company for American Community Bank, announced unaudited earnings for the three months ended June 30, 2006 of $932,000, a 12.6% decrease from unaudited earnings for the same period in 2005. Earnings for the second quarter 2006 were negatively impacted by non-cash compensation expense related to stock options granted during the quarter. The Company also recorded a $486,000 increase in its provision for loan losses during the quarter. Absent the compensation charge of $218,000, net of tax, earnings would have been 7.9% higher than the 2005 quarter. In addition, the Company continued to show strong growth in net interest margin which increased from 4.21% to 4.59% and net interest income which increased from $3.9 million to $4.8 million, a 22% increase over the same period in 2005.

Unaudited earnings for the six months ended June 30, 2006 were $2,239,000 or a 5.9% increase over unaudited earnings for the six months ended June 30, 2005 of $2,114,000. Earnings per share (diluted) for the six months ended June 30, 2006 decreased to $0.31 compared to $0.34 for the six months ended June 30, 2005 primarily as a result of a 975,000 increase in average shares outstanding during the period due to the exercise of warrants outstanding during the second quarter of 2005. The annualized return on average assets for the six months was 1.00% with a return on average equity of 8.71%.

Randy P. Helton, President and Chief Executive Officer commented: “While the 2006 six month earnings compared to 2005 six month earnings increased, our 2006 second quarter compared to 2005 second quarter earnings decreased, primarily as a result of the compensation charge due to the change in accounting principles for stock options. We also experienced an increase in our non-accruing loans of approximately $1.2 million, all of which are primarily secured by local real estate. Management does not anticipate any loss in regard to these loans. After careful study we have determined that the leasing business has become extremely competitive and is dominated by a few large players. We feel as if leasing is not the best use of our capital and have contracted with a third party leasing company to liquidate the remaining leases in our portfolio. We have undertaken a thorough review of our leasing portfolio during the quarter and have classified an additional $1.3 million of leases to non-accrual status. We believe we are appropriately reserved at this time, but will aggressively continue to manage the remaining portfolio. Our leasing portfolio remains at approximately $12 million or three percent (3%) of our total loan portfolio, with a final maturity of approximately four years. Our annualized return on average assets for the quarter was 0.82% and our annualized return on average equity was 7.17%. We fully anticipate returning to an increase in both ratios in the immediate future.”

American Community Bancshares, Inc., headquartered in Charlotte, North Carolina is the holding company for American Community Bank. American Community Bank is a full service community bank headquartered in Monroe, North Carolina with nine North Carolina offices located in two of the fastest growing counties in North Carolina, Mecklenburg and Union. It also has four offices located in York and Cherokee Counties in South Carolina. American Community Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. The website for American Community Bancshares, Inc. is www.americancommunitybank.com. Its stock is traded on the NASDAQ National Market under the symbol “ACBA”. For more information contact: Stephanie Helms, Shareholder Relations or Dan Ellis, Chief Financial Officer at (704) 225- 8444.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in American Community Bancshares’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

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American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet

	June 30, 2006	March 31, 2006	December 31, 2005 (a)	September 30, 2005	June 30, 2005
Assets
Cash and due from banks	$16,057	$13,646	$12,495	$16,226	$13,518
Interest-earning deposits with banks	326	10,087	4,454	10,920	2,970
Investment securities	65,309	62,842	64,307	60,635	53,253

Loans	357,134	350,516	332,708	332,447	326,266
Allowance for loan losses	(5,041)	(4,528)	(4,331)	(3,968)	(3,738)

Net loans	352,093	345,988	328,377	328,479	322,528

Accrued interest receivable	2,576	2,527	2,432	2,187	1,915
Bank premises and equipment	9,328	9,467	9,660	9,812	10,032
Foreclosed real estate	258	91	386	112	176
Non-marketable equity securities at cost	2,062	2,062	1,996	1,996	1,996
Goodwill	9,838	9,838	9,838	9,838	9,838
Other assets	2,925	3,294	2,726	3,023	3,116

Total assets	$460,772	$459,842	$436,671	$443,228	$419,342

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$56,125	$57,276	$58,054	$52,735	$51,702
Interest bearing	305,268	309,302	287,347	301,982	278,188

Total deposits	361,393	366,578	345,401	354,717	329,890

Borrowings	46,116	39,885	38,464	36,531	39,049
Accrued expenses and other liabilities	659	1,761	1,920	1,840	1,218

Total liabilities	408,168	408,224	385,785	393,088	370,157

Total stockholders’ equity	52,604	51,618	50,886	50,140	49,185

Total liabilities and stockholders’ equity	$460,772	$459,842	$436,671	$443,228	$419,342

Ending shares outstanding	6,921,554	6,853,240	6,853,010	6,812,600	6,800,450
Book value per share	7.60	7.53	7.43	7.36	7.23

Average Balances:

Loans	$351,815	$338,525	$329,267	$327,946	$311,642
Earning assets	419,346	414,294	408,788	394,068	370,682
Total assets	457,689	446,991	437,485	427,443	403,842
Interest-bearing deposits	296,171	296,171	296,918	290,565	274,903
Stockholders’ equity	52,163	51,457	50,536	49,696	45,537

(a)	Derived from audited consolidated financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	June 30, 2006	March 31, 2006	December 31, 2005 (a)	September 30, 2005	June 30, 2005
Total interest income	$7,932	$7,328	$7,112	$6,797	$6,003
Total interest expense	3,180	2,797	2,615	2,468	2,116

Net interest income	4,752	4,531	4,497	4,329	3,887

Provision for loan losses	668	272	294	224	182

Net interest income after provision for loan loss	4,084	4,259	4,203	4,105	3,705

Non-interest income
Service charges on deposit accounts	601	562	609	598	585
Mortgage banking operations	106	81	77	87	133
Realized gains on sale of securities	—	25	—	—	—
Other	162	159	152	144	162

Total non-interest income	869	827	838	829	880

Non-interest expense
Salaries and employee benefits	1,855	1,529	1,466	1,523	1,400
Occupancy and equipment	560	571	569	569	527
Other	1,034	923	1,100	971	969

Total non-interest expense	3,449	3,023	3,135	3,063	2,896

Income before income taxes	1,504	2,063	1,906	1,871	1,689
Provision for income taxes	572	756	697	686	623

Net income	$932	$1,307	$1,209	$1,185	$1,066

Net income per share
Basic	$0.14	$0.19	$0.18	$0.17	$0.17
Diluted	$0.13	$0.18	$0.17	$0.17	$0.16

Weighted average number of shares outstanding
Basic	6,876,336	6,853,240	6,833,259	6,804,662	6,401,366
Diluted	7,176,336	7,156,948	7,134,699	7,130,129	6,693,972

Return on average equity	7.17%	10.30%	9.49%	9.46%	9.39%
Return on average assets	0.82%	1.19%	1.10%	1.10%	1.06%

Net interest margin	4.59%	4.44%	4.36%	4.36%	4.21%
Efficiency ratio	61.36%	56.42%	58.76%	59.38%	60.75%

Allowance for loan losses to total loans	1.41%	1.29%	1.30%	1.19%	1.15%
Net charge-offs to avg loans (annualized)	0.13%	0.02%	-0.24%	0.01%	0.01%
Nonperforming loans to total loans	0.90%	0.31%	0.29%	0.31%	0.23%
Nonperforming assets to total assets	0.78%	0.27%	0.33%	0.28%	0.24%